Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of the 29 day of October, 2025 (the “Effective Date”) by and between:

SYNC CAPITAL LIMITED, a company incorporated in the UK, with registered company number 10519029, with its principal offices at Unit 1 74 Back Church Lane, London, England, E1 1LX (“SYNC”); and Mr. Gope Shyamdas Kundnani, a holder of an Indian passport number, and whose registered address is (“Mr. Kundnani”) (SYNC and Mr. Kundnani collectively hereinafter the “Seller”);

and

FDCTech Inc., a company incorporated in the USA, with registered company number 81-1265459, with its principal offices at 200 Spectrum Drive, Suite 300, Irvine, 92618, California, USA (the “Buyer”).

The Seller and the Buyer are collectively referred to as the “Parties” and individually as a “Party”. RECITALS

WHEREAS, SYNC is the shareholder and owner of 35,000 ordinary shares, USD 1 par value and (ii) Mr. Kundnani is the shareholder and owner 15,000 ordinary shares USD 1 par value from the issued and outstanding share capital of ALCHEMY INTERNATIONAL LTD (previously known as ALCHEMY GLOBAL LTD), a company incorporated in Seychelles with registration number 8429852-1, duly authorized by the Financial Services Authority under license number SD136 to provide securities dealer services (the “Company”);

WHEREAS, SYNC is willing to sell the Buyer 35,000 ordinary shares, and Mr. Gope Shyamdas Kundnani is willing to sell the Buyer 14,950 ordinary shares (together, 49,950 out of 50,000 issued and outstanding ordinary shares, USD 1 par value) (the “Shares”), and the Buyer is willing to purchase the Shares from the Seller on the terms of this Agreement; provided, that the Parties acknowledge 50 ordinary shares remain issued and outstanding and agree to the covenant set forth in Section 2.6 regarding the residual shares.

WHEREAS, the Buyer, by itself or via any of its subsidiaries, wishes to purchase the Shares from the Seller, and the Seller wishes to sell the Shares to the Buyer, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties have previously entered into a non-binding Letter of Intent dated January 21, 2025, which outlined the principal terms and conditions of the proposed transaction (the “Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I - PURCHASE AND SALE OF SHARES

1.1 Sale and Purchase of Shares

Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller shall sell, transfer, assign, convey, and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title, and interest in and to the Shares, free and clear of all liens, pledges, charges, encumbrances, security interests, options, claims, and restrictions of any kind whatsoever.

1.2 Purchase Price

The aggregate purchase price for the Shares (the “Purchase Price”) shall be calculated as follows:

1.	The Own Funds Capital of the Company as of the Closing Date (the “Own Funds Capital”), plus
2.	Two Million United States Dollars (US2,000,000) minus the Own Funds Capital, which amount shall constitute the premium for the acquisition of the Shares (the “Premium”).

For purposes of this Agreement, “Own Funds Capital” means the regulatory capital maintained by the Company as required by the Financial Services Authority under license number SD136, calculated in accordance with applicable Seychelles securities dealer regulations and the Company’s audited financial statements.

1.3 Payment of Purchase Price

1.	The Buyer shall pay the Purchase Price in cash to the Seller no later than January 29, 2026 (three (3) months following the Change of Control Date).
2.	Notwithstanding the foregoing, the Buyer shall have the sole and absolute right, in its discretion, to substitute all or any portion of the cash payment of the Purchase Price with shares of common stock of the Buyer (the “Buyer Shares”), provided that the value of such Buyer Shares shall be equivalent to the cash amount being substituted, calculated based on the volume-weighted average trading price of the Buyer Shares for the thirty (30) trading days immediately preceding the date of such substitution.
3.	Any payment made in Buyer Shares shall be made through the issuance of duly authorized, validly issued, fully paid, and non-assessable shares of the Buyer, free and clear of all liens and encumbrances.

1.4 Adjustment to Purchase Price

The Purchase Price shall be subject to adjustment based on the final determination of the Own Funds Capital as of the Closing Date. Within thirty (30) days following the Closing Date, the Seller shall prepare and deliver to the Buyer a statement setting forth the calculation of the Own Funds Capital as of the Closing Date, together with reasonable supporting documentation. The Buyer shall have thirty (30) days to review and either accept or dispute such calculation. Any disputes shall be resolved in accordance with Sections 11.10 and 11.11 of this Agreement.

ARTICLE II – CLOSING

2.1 Closing Date

The closing of the Transaction (the “Closing”) shall occur remotely via exchange of signatures on a date selected by the Buyer on not less than three (3) business days’ written notice to the Seller, which date shall be no later than ten (10) business days after October 29, 2025 (the date the Financial Services Authority approved the change of control) (the “Closing Date”). The Closing shall be deemed effective as of 11:59 p.m. Seychelles time on the Closing Date.

2.2 Change of Control

For purposes of this Agreement, “Change of Control Date” means October 29, 2025, the date on which the Financial Services Authority approved the transfer of the Shares to the Buyer and the change of control of the Company, as evidenced by FSA Ref. FSA/CM&CISSS/AIL-SD136/2025-005.

2.3 Deliveries by the Seller

At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

1.	Duly executed share transfer instruments in favor of the Buyer, in form and substance satisfactory to the Buyer, transferring all of the Shares to the Buyer;
2.	Original share certificates representing the Shares, free and clear of all liens and encumbrances;
3.	The original or certified copies of the Company’s organizational documents, including the memorandum and articles of association, register of members, register of directors, minute books, and corporate seal;
4.	Written resignations, effective as of the Closing Date, of such directors and officers of the Company as the Buyer may request, together with releases in favor of the Company in form and substance satisfactory to the Buyer;
5.	A certificate executed by an authorized officer of the Seller certifying that the conditions set forth in Section 7.1 have been satisfied;

6.	Evidence satisfactory to the Buyer that the Seller has obtained all necessary corporate approvals for the Transaction;
7.	A certificate of good standing (or equivalent) for the Company issued by the relevant Seychelles authority, dated no more than ten (10) days prior to the Closing Date;
8.	Evidence that the Financial Services Authority license number SD136 remains valid and in good standing;
9.	All other documents, instruments, and certificates required to be delivered by the Seller pursuant to this Agreement.

2.4 Deliveries by the Buyer

At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following:

1.	A certificate executed by an authorized officer of the Buyer certifying that the conditions set forth in Section 7.2 have been satisfied;
2.	Evidence satisfactory to the Seller that the Buyer has obtained all necessary corporate approvals for the Transaction;
3.	All other documents, instruments, and certificates required to be delivered by the Buyer pursuant to this Agreement.

2.5 Post-Approval Deliverables. Following the Change of Control Date, the Parties shall ensure that:

(a) certified true copies of the board/shareholder resolutions and instruments of transfer are stamped by the Seychelles Registrar of Companies within seven (7) days of receipt;

(b) documentary proof of such submission is provided to the FSA by November 13, 2025; and

(c) an updated register of members is submitted to the FSA upon submission of stamped documents. The Seller shall cooperate and provide all signatures and corporate records reasonably requested to complete these deliverables on time.

2.6 Residual Shares. The Seller shall, at or prior to Closing, (i) procure the transfer to the Buyer (or its designee) of the remaining 50 issued and outstanding ordinary shares of the Company not otherwise included in the Shares, free and clear of all liens, or (ii) disclose in writing the registered holder(s) and cause a binding undertaking for transfer of such shares to the Buyer on substantially the same terms within thirty (30) days post-Closing. Failure to satisfy (i) or (ii) shall constitute a Seller breach.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this Article III are true, correct, and complete as of the date of this Agreement and as of the Closing Date.

3.1 Organization and Authority of the Seller

The Seller is a company duly incorporated, validly existing, and in good standing under the laws of the United Kingdom. The Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the Transaction. The execution, delivery, and performance of this Agreement by the Seller have been duly authorized by all necessary corporate action on the part of the Seller.

3.2 Binding Obligation

This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

3.3 No Conflicts

The execution, delivery, and performance of this Agreement by the Seller, and the consummation of the Transaction, do not and will not: (a) violate any provision of the organizational documents of the Seller; (b) violate any law, statute, rule, regulation, judgment, order, or decree applicable to the Seller or the Shares; (c) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by, any contract, agreement, or instrument to which the Seller is a party or by which the Seller or the Shares are bound; or (d) require any consent, approval, authorization, permit, or filing with or notification to any governmental authority or third party, except for such consents, approvals, authorizations, permits, filings, or notifications that have been obtained or made.

3.4 Title to Shares

The Seller is the sole legal and beneficial owner of the Shares and has good and valid title to the Shares, free and clear of all liens, pledges, charges, encumbrances, security interests, options, claims, restrictions, and adverse claims of any kind whatsoever. Upon delivery of the share certificates and execution of the share transfer instruments at the Closing, the Buyer will acquire good and valid title to the Shares, free and clear of all liens, pledges, charges, encumbrances, security interests, options, claims, restrictions, and adverse claims of any kind whatsoever.

3.5 Capitalization of the Company

The authorized share capital of the Company consists of 50,000 ordinary shares, all of which are issued and outstanding. The Shares constitute 49,950 ordinary shares to be transferred under this Agreement. Other than the residual 50 ordinary shares referenced in Section 2.6, there are no outstanding options, warrants, convertible securities, or other rights, agreements, or commitments relating to the issuance, sale, or transfer of any equity securities of the Company.

3.6 Organization and Authority of the Company

The Company is a company duly incorporated, validly existing, and in good standing under the laws of Seychelles. The Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is duly licensed by the Financial Services Authority under license number SD136 to provide securities dealer services, and such license is valid, in full force and effect, and in good standing.

3.7 Subsidiaries

The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

3.8 Financial Statements

The Seller has delivered to the Buyer true, correct, and complete copies of: (a) the audited balance sheet of the Company as of December 31, 2024, and the related audited statements of income, changes in shareholders’ equity, and cash flows for the fiscal year then ended; and (b) the unaudited balance sheet of the Company as of September 30, 2025, and the related unaudited statements of income for the nine months then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with International Financial Reporting Standards applied on a consistent basis throughout the periods indicated, present fairly in all material respects the financial condition and results of operations of the Company as of the dates and for the periods indicated, and are consistent with the books and records of the Company.

3.9 Absence of Undisclosed Liabilities

The Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, except: (a) liabilities reflected or reserved against in the Financial Statements; (b) liabilities incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; and (c) liabilities that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, financial condition, or results of operations of the Company.

3.10 Absence of Changes

Since December 31, 2024, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been any material adverse change in the business, assets, financial condition, results of operations, or prospects of the Company. Without limiting the generality of the foregoing, since December 31, 2024, the Company has not:

1.	Amended or otherwise changed its organizational documents;
2.	Issued, sold, or otherwise disposed of any of its equity securities, or granted any options, warrants, or other rights to purchase or obtain any of its equity securities;
3.	Declared, set aside, or paid any dividend or made any distribution with respect to its equity securities;
4.	Redeemed, purchased, or otherwise acquired any of its equity securities;
5.	Effected any recapitalization, reclassification, stock split, or similar transaction;
6.	Incurred any indebtedness for borrowed money or guaranteed any such indebtedness;
7.	Made any loans or advances to any person, other than routine advances to employees in the ordinary course of business;
8.	Sold, transferred, or otherwise disposed of any of its material assets, except in the ordinary course of business;
9.	Entered into, amended, or terminated any material contract;
10.	Made any capital expenditures or commitments in excess of US10,000 individually or US25,000 in the aggregate;
11.	Made any change in any method of accounting or accounting practice;
12.	Settled or compromised any material claim or litigation;
13.	Suffered any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting its business or assets;
14.	Entered into any transaction with any affiliate of the Company; or
15.	Agreed, whether in writing or otherwise, to take any of the foregoing actions.

3.11 Material Contracts

The Seller has delivered to the Buyer true, correct, and complete copies of all material contracts to which the Company is a party or by which the Company or its assets are bound (the “Material Contracts”). Each Material Contract is valid, binding, and in full force and effect, and is enforceable against the Company and, to the knowledge of the Seller, the other parties thereto, in accordance with its terms. The Company is not in breach of or default under any Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default by the Company under any Material Contract. To the knowledge of the Seller, no other party to any Material Contract is in breach or default thereunder.

3.12 Regulatory Compliance

The Company holds all licenses, permits, approvals, and authorizations required for the conduct of its business as currently conducted, including, without limitation, license number SD136 issued by the Financial Services Authority of Seychelles. All such licenses, permits, approvals, and authorizations are valid, in full force and effect, and in good standing. The Company complies in all material respects with all applicable laws, rules, and regulations relating to its business and operations, including, without limitation, all securities laws and regulations applicable to securities dealers in Seychelles. The Company has not received any notice of any violation or alleged violation of any such laws, rules, or regulations.

3.13 Litigation

There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the knowledge of the Seller, threatened against or affecting the Company, the Seller (with respect to the Shares or the Transaction), or the Shares before any court, arbitrator, or governmental authority. There is no judgment, decree, injunction, rule, or order of any court, arbitrator, or governmental authority outstanding against the Company or the Seller (with respect to the Shares or the Transaction).

3.14 Taxes

The Company has timely filed all tax returns and reports required to be filed by it, and all such tax returns and reports are true, correct, and complete. The Company has timely paid all taxes shown to be due on such tax returns and reports. There are no liens for taxes upon any assets of the Company, except for statutory liens for current taxes not yet due and payable. No deficiency for any tax has been proposed, asserted, or assessed against the Company, and no request for waiver of the time to assess any such tax is pending.

3.15 Employees and Employee Benefits

The Seller has delivered to the Buyer a true, correct, and complete list of all employees of the Company, including their positions, dates of hire, current compensation, and benefits. The Company is in compliance in all material respects with all applicable laws relating to employment and employment practices, including all laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, and the collection and payment of withholding and social security taxes. The Company is not a party to or bound by any collective bargaining agreement or other labor union contract. There is no labor dispute, strike, or work stoppage pending or, to the knowledge of the Seller, threatened against the Company.

3.16 Intellectual Property

The Company owns or has the right to use all intellectual property necessary for the conduct of its business as currently conducted. The conduct of the Company’s business does not infringe, misappropriate, or otherwise violate the intellectual property rights of any third party. To the knowledge of the Seller, no third party is infringing, misappropriating, or otherwise violating any intellectual property owned by the Company.

3.17 Real and Personal Property

The Company does not own any real property. The Seller has delivered to the Buyer true, correct, and complete copies of all leases for real property occupied by the Company. The Company has good and valid title to, or a valid leasehold interest in, all personal property and assets used in its business, free and clear of all liens and encumbrances, except for liens for current taxes not yet due and payable and such other liens and encumbrances that do not materially interfere with the use of such property or assets in the conduct of the Company’s business.

3.18 Insurance

The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are adequate for the conduct of its business and the value of its properties and assets. All such insurance policies are in full force and effect, and the Company is not in default with respect to any provision contained in any such policy.

3.19 Related Party Transactions

Except as disclosed in writing to the Buyer, there are no contracts, agreements, arrangements, or understandings between the Company and the Seller or any affiliate of the Seller or the Company.

3.20 Brokers

No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Seller or the Company.

3.21 Disclosure

No representation or warranty by the Seller in this Agreement, and no statement contained in any certificate, schedule, or other document furnished or to be furnished to the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article IV are true, correct, and complete as of the date of this Agreement and as of the Closing Date.

4.1 Organization and Authority

The Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of California, United States of America. The Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the Transaction. The execution, delivery, and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer.

4.2 Binding Obligation

This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

4.3 No Conflicts

The execution, delivery, and performance of this Agreement by the Buyer, and the consummation of the Transaction, do not and will not: (a) violate any provision of the organizational documents of the Buyer; (b) violate any law, statute, rule, regulation, judgment, order, or decree applicable to the Buyer; (c) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by, any contract, agreement, or instrument to which the Buyer is a party or by which the Buyer is bound; or (d) require any consent, approval, authorization, permit, or filing with or notification to any governmental authority or third party, except for such consents, approvals, authorizations, permits, filings, or notifications that have been obtained or made.

4.4 Financial Capacity

The Buyer has, and at the Closing will have, sufficient funds available to pay the Purchase Price and to consummate the Transaction.

4.5 Investment Purpose

The Buyer is acquiring the Shares for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable securities laws. The Buyer acknowledges that the Shares have not been registered under any securities laws and may not be transferred or resold except pursuant to registration or an applicable exemption from registration.

4.6 Brokers

No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Buyer.

ARTICLE V - COVENANTS OF THE SELLER

5.1 Conduct of Business Prior to Closing

From the date of this Agreement until the Closing Date (the “Interim Period”), except as otherwise expressly contemplated by this Agreement or consented to in writing by the Buyer, the Seller shall cause the Company to:

1.	Conduct its business in the ordinary course consistent with past practice;
2.	Use commercially reasonable efforts to preserve intact its business organization, maintain its relationships with customers, suppliers, employees, and other persons with which it has business relations, and keep available the services of its present officers and key employees;

3.	Maintain its properties and assets in good repair and condition, ordinary wear and tear excepted;
4.	Maintain in full force and effect all material insurance policies;
5.	Comply in all material respects with all applicable laws and the requirements of all material contracts;
6.	Maintain its books and records in accordance with past practice; Perform all of its obligations under all material contracts; and
7.	Not take any action that would cause any of the representations and warranties set forth in Article III to be untrue or incorrect in any material respect.

5.2 Negative Covenants

During the Interim Period, except as otherwise expressly contemplated by this Agreement or consented to in writing by the Buyer, the Seller shall cause the Company not to:

1.	Amend or otherwise change its organizational documents;
2.	Issue, sell, or otherwise dispose of any of its equity securities, or grant any options, warrants, or other rights to purchase or obtain any of its equity securities;
3.	Declare, set aside, or pay any dividend or make any distribution with respect to its equity securities;
4.	Redeem, purchase, or otherwise acquire any of its equity securities;
5.	Effect any recapitalization, reclassification, stock split, or similar transaction;
6.	Incur any indebtedness for borrowed money or guarantee any such indebtedness, except in the ordinary course of business;
7.	Make any loans or advances to any person, other than routine advances to employees in the ordinary course of business;
8.	Sell, transfer, or otherwise dispose of any of its material assets, except in the ordinary course of business;
9.	Enter into, amend, or terminate any material contract;
10.	Make any capital expenditures or commitments in excess of US10,000 individually or US25,000 in the aggregate;
11.	Make any change in any method of accounting or accounting practice;
12.	Settle or compromise any material claim or litigation;
13.	Enter into any transaction with any affiliate of the Company;
14.	Increase the compensation or benefits of any employee, except in the ordinary course of business, consistent with past practice;
15.	Hire or terminate any employee, except for cause; or
16.	Agree, whether in writing or otherwise, to take any of the foregoing actions.

5.3 Access to Information

During the Interim Period, the Seller shall, and shall cause the Company to, provide the Buyer and its representatives with reasonable access during normal business hours to the Company’s properties, books, records, contracts, and personnel, and shall furnish to the Buyer and its representatives such financial and operating data and other information as the Buyer may from time to time reasonably request.

5.4 Regulatory Approvals

The Seller shall use its commercially reasonable efforts to obtain all consents, approvals, and authorizations required from the Financial Services Authority of Seychelles and any other governmental authorities for the consummation of the Transaction, including, without limitation, approval of the transfer of the Shares and the change of control of the Company. The Seller shall cooperate with the Buyer in connection with the preparation and filing of all applications and other documents required to obtain such consents, approvals, and authorizations.

5.5 Notification

During the Interim Period, the Seller shall promptly notify the Buyer in writing of: (a) any event, condition, or circumstance that would cause any representation or warranty of the Seller set forth in Article III to be untrue or incorrect in any material respect; (b) any material breach by the Seller of any covenant or obligation under this Agreement; (c) any material adverse change in the business, assets, financial condition, results of operations, or prospects of the Company; and (d) any notice or communication from any governmental authority or third party relating to the Transaction or the Company.

5.6 Expenses and Maintenance Fees

The Buyer shall be responsible for all expenses and related costs for the ordinary running of the business and maintenance of the license of the Company in an amount not to exceed US40,000 for the period commencing three (3) months after the Closing Date until the date on which the Financial Services Authority approves (or rejects) the acquisition of the Shares by the Buyer (the “Regulatory Approval Period”). If the Regulatory Approval Period exceeds three (3) months from the Closing Date, the Parties shall negotiate in good faith regarding the allocation of any additional expenses and costs incurred during such extended period.

ARTICLE VI - COVENANTS OF THE BUYER

6.1 Regulatory Approvals

The Buyer shall use its commercially reasonable efforts to obtain all consents, approvals, and authorizations required from the Financial Services Authority of Seychelles and any other governmental authorities for the consummation of the Transaction, including, without limitation, approval of the transfer of the Shares and the change of control of the Company. The Buyer shall cooperate with the Seller in connection with the preparation and filing of all applications and other documents required to obtain such consents, approvals, and authorizations.

6.2 Notification

Prior to the Closing, the Buyer shall promptly notify the Seller in writing of: (a) any event, condition, or circumstance that would cause any representation or warranty of the Buyer set forth in Article IV to be untrue or incorrect in any material respect; and (b) any material breach by the Buyer of any covenant or obligation under this Agreement.

ARTICLE VII - CONDITIONS TO CLOSING

7.1 Conditions to Obligations of the Buyer

The obligations of the Buyer to consummate the Transaction are subject to the satisfaction (or waiver by the Buyer) at or prior to the Closing of the following conditions:

1.	The representations and warranties of the Seller set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of the Closing Date;
2.	The Seller shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Seller at or prior to the Closing;
3.	No action, suit, proceeding, claim, arbitration, or investigation shall be pending or threatened before any court, arbitrator, or governmental authority seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the Transaction;
4.	All consents, approvals, and authorizations required from governmental authorities for the consummation of the Transaction shall have been obtained and shall be in full force and effect;
5.	The Buyer shall have completed its due diligence investigation of the Company and shall be satisfied with the results thereof in its sole discretion;
6.	There shall not have occurred any material adverse change in the business, assets, financial condition, results of operations, or prospects of the Company since the date of this Agreement;

7.	The Seller shall have delivered to the Buyer all of the documents, instruments, and certificates required to be delivered by the Seller pursuant to Section 2.3; and
8.	The Buyer shall have received such other documents, instruments, and certificates as the Buyer may reasonably request to evidence the satisfaction of the conditions set forth in this Section 7.1.

7.2 Conditions to Obligations of the Seller

The obligations of the Seller to consummate the Transaction are subject to the satisfaction (or waiver by the Seller) at or prior to the Closing of the following conditions:

1.	The representations and warranties of the Buyer set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of the Closing Date;
2.	The Buyer shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Buyer at or prior to the Closing;
3.	No action, suit, proceeding, claim, arbitration, or investigation shall be pending or threatened before any court, arbitrator, or governmental authority seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the Transaction;
4.	All consents, approvals, and authorizations required from governmental authorities for the consummation of the Transaction shall have been obtained and shall be in full force and effect;
5.	The Buyer shall have delivered to the Seller all of the documents, instruments, and certificates required to be delivered by the Buyer pursuant to Section 2.4; and
6.	The Seller shall have received such other documents, instruments, and certificates as the Seller may reasonably request to evidence the satisfaction of the conditions set forth in this Section 7.2.

ARTICLE VIII – INDEMNIFICATION

8.1 Indemnification by the Seller

Subject to the limitations set forth in this Article VIII, the Seller shall indemnify, defend, and hold harmless the Buyer and its affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or resulting from:

1.	Any breach of any representation or warranty made by the Seller in this Agreement or in any certificate delivered pursuant to this Agreement;
2.	Any breach or non-performance of any covenant or obligation of the Seller under this Agreement;
3.	Any liabilities or obligations of the Company arising out of or relating to events, circumstances, or conditions occurring or existing on or prior to the Closing Date, to the extent not reflected or reserved against in the Financial Statements or otherwise disclosed to the Buyer in writing; or
4.	Any claims by any broker, finder, or investment banker for any fee or commission based upon arrangements made by or on behalf of the Seller or the Company in connection with the Transaction.

8.2 Indemnification by the Buyer

Subject to the limitations set forth in this Article VIII, the Buyer shall indemnify, defend, and hold harmless the Seller and its affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of or resulting from:

1.	Any breach of any representation or warranty made by the Buyer in this Agreement or in any certificate delivered pursuant to this Agreement;
2.	Any breach or non-performance of any covenant or obligation of the Buyer under this Agreement;
3.	Any liabilities or obligations of the Company arising out of or relating to events, circumstances, or conditions occurring or existing after the Closing Date; or
4.	Any claims by any broker, finder, or investment banker for any fee or commission based upon arrangements made by or on behalf of the Buyer in connection with the Transaction.

8.3 Limitations on Indemnification

1.	The Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.1(a) unless and until the aggregate amount of all Losses for which indemnification is sought under Section 8.1(a) exceeds US25,000 (the “Basket”), in which event the Seller shall be liable for all such Losses in excess of the Basket.
2.	The maximum aggregate liability of the Seller for indemnification under Section 8.1(a) shall not exceed an amount equal to twenty percent (20%) of the Purchase Price (the “Cap”).
3.	The limitations set forth in Sections 8.3(a) and 8.3(b) shall not apply to Losses arising out of or resulting from: (i) fraud or intentional misrepresentation by the Seller; (ii) breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, and 3.5 (the “Fundamental Representations”); or (iii) breaches of covenants or obligations that by their terms are to be performed after the Closing.
4.	The right to indemnification under Section 8.1(a) shall terminate on the date that is eighteen (18) months following the Closing Date, except that: (i) the right to indemnification for breaches of the Fundamental Representations shall terminate on the date that is three (3) years following the Closing Date; (ii) the right to indemnification for breaches of the representations and warranties set forth in Section 3.14 (Taxes) shall terminate upon the expiration of the applicable statute of limitations; and (iii) the right to indemnification for fraud or intentional misrepresentation shall not terminate.
5.	The amount of any Losses for which indemnification is provided under this Article VIII shall be reduced by: (i) any insurance proceeds actually recovered by the indemnified party with respect to such Losses; and (ii) any tax benefit actually realized by the indemnified party as a result of such Losses.

8.4 Procedures for Indemnification

1.	If any Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) believes that it has suffered or incurred any Losses for which it is entitled to indemnification under this Article VIII, the Indemnified Party shall promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of such claim, specifying in reasonable detail the nature of the claim, the amount of Losses claimed (to the extent known), and the basis for the claim. The failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure.
2.	If the claim for indemnification is based upon a claim asserted by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of notice of the Third Party Claim, to assume the Defense of such Third Party Claim at the Indemnifying Party’s expense with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the Defense of a Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in the Defense thereof. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed) unless such judgment or settlement includes an unconditional release of the Indemnified Party from all liability arising out of such Third Party Claim and does not include any admission of liability or wrongdoing by the Indemnified Party.
3.	If the Indemnifying Party does not assume the defense of a Third Party Claim within the time period specified in Section 8.4(b), the Indemnified Party shall have the right to defend, compromise, or settle such Third Party Claim at the expense of the Indemnifying Party. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

8.5 Exclusive Remedy

Except in the case of fraud or intentional misrepresentation, the indemnification provisions set forth in this Article VIII shall be the sole and exclusive remedy of the Parties for any breach of any representation, warranty, covenant, or obligation under this Agreement or otherwise relating to the subject matter of this Agreement.

ARTICLE IX – TERMINATION

9.1 Termination Events

This Agreement may be terminated at any time prior to the Closing:

1.	By mutual written consent of the Buyer and the Seller;
2.	By either the Buyer or the Seller if the Closing has not occurred on or before March 31, 2026 (the “Outside Date”), provided that the terminating Party is not in breach of any of its representations, warranties, covenants, or obligations under this Agreement;
3.	By either the Buyer or the Seller if any governmental authority shall have issued a final, non-appealable order, decree, or ruling permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transaction;
4.	By the Buyer if: (i) any representation or warranty of the Seller set forth in Article III shall have been inaccurate or untrue in any material respect as of the date of this Agreement or shall have become inaccurate or untrue in any material respect; (ii) the Seller shall have breached or failed to perform in any material respect any covenant or obligation under this Agreement; (iii) any condition set forth in Section 7.1 shall have become incapable of satisfaction; or (iv) the Buyer is not satisfied with the results of its due diligence investigation of the Company;
5.	By the Seller if: (i) any representation or warranty of the Buyer set forth in Article IV shall have been inaccurate or untrue in any material respect as of the date of this Agreement or shall have become inaccurate or untrue in any material respect; (ii) the Buyer shall have breached or failed to perform in any material respect any covenant or obligation under this Agreement; or (iii) any condition set forth in Section 7.2 shall have become incapable of satisfaction.

9.2 Effect of Termination

If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force and effect, except that: (a) the provisions of Section 10.3 (Confidentiality), Section 11.9 (Expenses), and Article XI (Miscellaneous) shall survive; and (b) nothing herein shall relieve any Party from liability for any willful breach prior to termination.

ARTICLE X - ADDITIONAL COVENANTS, RELATED-PARTY ACKNOWLEDGEMENT AND APPROVALS

10.1 Further Assurances

From time to time after the Closing, at the request of either Party and without further consideration, the other Party shall execute and deliver such additional documents and instruments and take such other actions as may be reasonably necessary to consummate the Transaction and to vest in the Buyer good and valid title to the Shares, free and clear of all liens and encumbrances.

10.2 Public Announcements

Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the Transaction without the prior written consent of the other Party, except as may be required by applicable law or the rules of any stock exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult with the other Party prior to making such disclosure to allow the other Party a reasonable opportunity to review and comment on the proposed text. Any such disclosure shall be limited to that which is legally required, and the Parties shall cooperate in good faith to agree upon the content, timing, and manner of any such announcement. Nothing in this Section shall prevent either Party from communicating with its respective legal, financial, or other professional advisors, or with its shareholders, investors, or affiliates, provided that such persons are bound by obligations of confidentiality no less stringent than those set forth in this Agreement.

10.3 Confidentiality.

Each Party shall, and shall cause its affiliates and representatives to, keep confidential and not disclose to any third party any non-public information concerning the other Party or the Company received in connection with this Agreement, except (i) as required by applicable law, regulation, or stock-exchange rule, (ii) to the extent already public other than by breach of this Agreement, or (iii) to such Party’s attorneys, accountants, financing sources, and other advisors who need to know such information and are bound by obligations of confidentiality no less stringent than this Section. This Section shall survive any termination of this Agreement and the Closing.

10.4 Stock-consideration

Any Buyer shares issued as consideration shall be issued in a transaction exempt from registration under the U.S. Securities Act of 1933, including pursuant to Section 4(a)(2) and/or Regulation D, or Regulation S, as applicable, and shall bear customary restrictive legends and be subject to applicable transfer restrictions.

10.5 Acknowledgement

The Parties acknowledge that the transactions contemplated by this Agreement constitute a related-party transaction for the Buyer under applicable U.S. securities laws and U.S. GAAP.

10.6 Disinterested Review and Approval

Prior to Closing, the Board of Directors of the Buyer, or the Board of Directors thereof composed solely of independent, disinterested directors, shall review and approve this Agreement and the transactions contemplated hereby. Any director, officer, or other person with an interest in the transaction shall recuse from deliberations and votes.

10.7 SEC and GAAP Disclosure

The Buyer shall prepare and file all required disclosures regarding the transaction, including, without limitation, Regulation S-K Item 404 and ASC 850 (Related Party Disclosures). Where practicable, the Buyer shall provide the Seller with drafts of such disclosures in advance for good-faith comment; provided, that nothing herein shall limit the Buyer’s disclosure obligations under applicable law.

ARTICLE XI – MISCELLANEOUS

11.1 Entire Agreement

This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the Parties, including the non-binding Letter of Intent dated January 21, 2025.

11.2 Amendments and Waivers

No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

11.3 Notices

All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon personal delivery; (b) one business day after being sent by reputable overnight courier service; (c) three business days after being sent by registered or certified mail, return receipt requested; or (d) upon confirmation of receipt when sent by email, to the Parties at the following addresses: If to the Seller: SYNC CAPITAL LIMITED Unit 1 74 Back Church Lane London, England, E1 1LX Attention: Gope Kundnani If to the Buyer: FDCTech Inc. 200 Spectrum Drive, Suite 300 Irvine, California 92618, USA Attention: Mitchell Eaglestein Either Party may change its address for notice by written notice to the other Party in accordance with this Section.

11.4 Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby. The Parties shall negotiate in good faith to replace any invalid, illegal, or unenforceable provision with a valid provision that achieves, to the greatest extent possible, the economic, business, and other purposes of the invalid provision.

11.5 Assignment

Neither Party may assign, transfer, or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any attempted assignment in violation of this Section shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.6 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission (including PDF) shall be as effective as delivery of a manually executed original counterpart. Further Assurances Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

11.7 No Third-Party Beneficiaries

This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

11.8 Expenses

Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including the fees and expenses of its legal counsel, accountants, and other advisors.

11.9 Governing Law

This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of Seychelles, without regard to its conflict of law provisions.

11.10 Jurisdiction

Each Party irrevocably agrees that the courts of Seychelles shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation. Each Party irrevocably waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

11.11 Interpretation

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words in the singular shall include the plural and vice versa, and words in one gender shall include all genders. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” References to Articles, Sections, Schedules, and Exhibits are to Articles, Sections, Schedules, and Exhibits of this Agreement unless otherwise specified.

11.12 Time of Essence

Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement. Survival

The representations, warranties, covenants, and agreements of the Parties contained in this Agreement shall survive the Closing and shall remain in full force and effect in accordance with their respective terms, subject to the limitations set forth in Article 9 hereof.

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

SYNC CAPITAL LIMITED

By:	/s/ Gope S. Kundnani
Name:	Gope Kundnani
Authorized Signatory
Title:	Owner, Director

GOPE KUNDNANI

By:	/s/ Gope S. Kundnani
Title:	Owner, Director

FDCTECH INC.

By:	/s/Mitchell Eaglestein
Name:	Mitchell Eaglestein
Title:	CEO, Director
Authorized Signatory